Exhibit 3.4

CERTIFICATE OF FORMATION

OF

HORNBECK OFFSHORE SERVICES, LLC

The undersigned natural person of the age of eighteen (18) years or more, acting as organizer of Hornbeck Offshore Services, LLC, a Delaware limited liability company (the “Company”), under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for the Company.

ARTICLE I

The name of the Company is Hornbeck Offshore Services, LLC.

ARTICLE II

The period of duration for the Company is perpetual.

ARTICLE III

The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, Delaware, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The management of the Limited Liability Company is hereby reserved to its managers (the “Managers”). The names and addresses of the initial Managers are as follows:

Name	Address
Christian G. Vaccari	414 North Causeway Blvd. Mandeville, Louisiana 70448

Todd M. Hornbeck	414 North Causeway Blvd. Mandeville, Louisiana 70448

ARTICLE V

The initial limited liability company agreement (the “LLC Agreement”) will be adopted by the Members.

ARTICLE VI

The membership interests of the Company will be subject to restrictions on their transferability as set out in the LLC Agreement of the Company, which LLC Agreement will be kept with the records of the Company. The Company will provide a copy of the LLC Agreement without charge to any record holder of a membership interest upon written request addressed to the Company at its principal business office or its registered agent’s address.

ARTICLE VII

This Certificate of Formation may be amended, modified, supplemented or restated in any manner permitted by applicable law and as provided in the LLC Agreement.

ARTICLE VIII

The name and address of the organizer is James O. Harp, Jr., 414 North Causeway Blvd., Mandeville, Louisiana 70448.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of December, 2001.

/s/ James O. Harp, Jr.
James O. Harp, Jr.

CERTIFICATE OF INCORPORATION

OF

HORNBECK OFFSHORE SERVICES, INC.

ARTICLE I

The name of the corporation is HORNBECK OFFSHORE SERVICES, INC.

ARTICLE II

The registered office of the corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The corporation is to have perpetual existence.

ARTICLE IV

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V

The total number of shares of stock which the corporation will have authority to issue is 1,000 shares of common stock par value $0.10 per share.

ARTICLE VI

The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VI nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The board of directors is expressly authorized to make alter, or repeal the by-laws of the corporation or to adopt new by-laws.

ARTICLE VIII

The name and address of the person who is to serve as director until the first annual meeting of stockholders and until his successor is elected and qualify is:

Name	Address
Larry D. Hornbeck	P. O. Box 191 Port Bolivar, Texas 77650

ARTICLE IX

The name and mailing address of the incorporator is R. Clyde Parker, Jr., 1001 Fannin Street, Suite 1200, Houston, Texas 77002. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly does hereunto set his hand this 18th day of March, 1996.

/s/ R. Clyde Parker, Jr.
R. CLYDE PARKER, JR.
Incorporator

5

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL

CORPORATION LAW

1. The name of the corporation is Hornbeck Offshore Services, Inc.

2. The date on which the original Certificate of Incorporation was filed with the Secretary of State is March 18, 1996.

3. The name of the limited liability company into which the corporation is herein being converted is Hornbeck Offshore Services, LLC.

4. The conversion has been approved in accordance with the provisions of Section 266.

5. This limited liability company will be governed by the terms of the Certificate of Formation, attached hereto as Exhibit A.

By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Vice President & Chief Financial Officer